Exhibit 99.1

Phillips Edison Grocery Center REIT II, Inc.

Proposed Merger with Phillips Edison & Company, Inc.

INVESTOR CALL SCRIPT

Thursday, July 19, 2018 at 11:00 AM Eastern Time

MARK ADDY, PRESIDENT & COO

Good morning everyone and thank you for joining us. I am Mark Addy, President and Chief Operating Officer of Phillips Edison Grocery Center REIT TWO. Joining me on today’s call is our Chairman and Chief Executive Officer, Jeff Edison; and our Chief Financial Officer, Devin Murphy.

During today’s presentation, I will give a high-level overview of Phillips Edison & Company’s proposed merger with Phillips Edison Grocery Center REIT II. Jeff Edison will discuss the strategic benefits of the transaction and its impact on the company’s long-term liquidity strategy. Following Jeff’s comments, Devin Murphy will go through the financial benefits of the transaction. Then, I will speak to some important items related to our Dividend Reinvestment Plan and our Share Repurchase Program, and Jeff will wrap up the call with closing comments.

Before we begin, I would like to remind our audience that statements made during our prepared remarks may contain forward-looking statements, which are subject to various risks and uncertainties. Please refer to SLIDES 2 and 3 for additional disclosure and direction on where you can find more information regarding potential risks. In addition, we will also refer to certain non-GAAP financial measures. Information regarding our use of these measures and reconciliations of these measures to our GAAP results are available in our most recent form 10-Q, which was filed on May 9, 2018.

For more information, please refer to the form 8-K which has been filed with the SEC and identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Please note, that the press release and the slide deck for this webinar are both available for download on our website at www.grocerycenterreit2.com/investors and in the form 8-K on file.

Now, we start on SLIDE 4.

Yesterday, we announced that Phillips Edison Grocery Center REIT II, or “REIT II”, entered into a definitive merger agreement to merge with Phillips Edison and Company, or “PECO”, our sponsor and manager.

The result of this transaction will be a combined company managing one of the country’s largest portfolios focused exclusively on grocery-anchored shopping centers with an emphasis on necessity-based retailers, which have proven to be internet resistant and recession resilient.

This 100% stock for stock transaction will result in a $6.3 billion internally-managed, fully-integrated REIT that owns and operates 323 grocery-anchored shopping centers. PECO also provides third-party asset and real estate management services through its asset management business.

We believe that this transaction is a very important and necessary step toward liquidity for both REIT II and PECO.

Now, I would like to turn the call over to our Chief Executive Officer, Jeff Edison, who will provide an overview of the transaction, discuss the combined company, and review the transaction’s strategic benefits.

Jeff?

JEFF EDISON, CEO

Thanks Mark, and good morning everyone. Thank you for joining us to discuss this critical step in our company’s journey towards a successful full cycle liquidity event for our shareholders.

SLIDE 5 provides an overview of the transaction.

In exchange for each REIT II common share, PECO will issue REIT II shareholders 2.04 shares of PECO common stock. This equates to $22.54 of consideration per share, based on PECO’s most recent estimated net asset value per share of $11.05.

The exchange ratio, which is essentially NAV to NAV, is based on a thorough review of the relative valuation of each entity and was negotiated by the independent Special Committee for REIT II, its independent advisors, and PECO and its advisors.

Upon the closing of the transaction, REIT II shareholders will own approximately 29% and PECO shareholders will own approximately 71% of the combined company. Management will be the combined company’s largest shareholder – owning 7.3% of the pro forma business. This meaningful investment by management highly aligns management with shareholder interests.

PECO’s current annualized distribution is $0.67 per share. Based on the transaction’s exchange ratio, REIT II shareholders will receive an annualized distribution of $1.367 per share, paid monthly, compared to the current annualized distribution of $1.625 per share. However, our distribution coverage will improve. We estimate that the pro forma FFO for the combined company would have been approximately 105% of total pro forma distributions for Q1 2018 as compared to 95% coverage for REIT II stand-alone.

Two of REIT II’s independent directors will join PECO’s board at the closing of the transaction, increasing the number of board members for the combined company to seven.

As part of this process, the REIT II special committee and the PECO board each independently retained its own legal and financial advisors. The transaction has been unanimously approved by the independent special committee formed by REIT II’s board of directors, REIT II’s full board of directors, and PECO’s board of directors.

Under the terms of the merger agreement, REIT II may solicit, receive, evaluate, and enter into negotiations with respect to alternative proposals from third-parties for a period of 30 days continuing through August 15, 2018. Our special committee, with the assistance of its independent advisors, intends to actively solicit alternative proposals during this period.

The transaction is expected to close in the fourth quarter of 2018 subject to the satisfaction of customary closing conditions, including approval from both REIT II and PECO shareholders. We hope that shareholders will recognize the many benefits of this merger and vote in favor of the transaction once they have reviewed the proxy.

Turning to SLIDE 6

The merger partner, Phillips Edison & Company, has focused solely on grocery-anchored real estate since its inception in 1991.

Throughout its 27-year history, PECO has developed a best-in-class, fully integrated operating platform that currently manages approximately $4.4 billion of grocery-anchored shopping centers, as well as $2.1 billion of third party grocery anchored shopping centers, including REIT II.

Similar to the REIT II portfolio, PECO-owned centers have a strong mix of leading grocery-anchors and national and regional tenants, including Kroger, Publix, Ahold Delhaize, Albertsons/Safeway, and Giant Eagle.

PECO has grown its NOI and earnings at a rate above its public retail shopping center REIT peers. PECO’s Q1 2018 same-center net operating income growth, or NOI, increased 4.3%, well in excess of the 1.7% average achieved by the nine publicly traded peers that we benchmark against.

On SLIDE 7, we provide an overview of the due diligence and negotiation process that occurred between REIT II and PECO in connection with this transaction.

PECO’s board of directors engaged BofA Merrill Lynch as its lead financial advisor and Citigroup Global Markets and Goldman Sachs as financial advisors. Latham and Watkins served as legal advisor. The special committee of REIT II engaged Morgan Stanley as exclusive financial advisor and Hogan Lovells as exclusive legal advisor.

After eight months of negotiations, the PECO Board and Special Committee of REIT II were able to come to an agreement with the help of their financial and legal advisors. The lead financial advisors performed various financial analyses of each company and delivered opinions to the respective Boards, based upon and subject to the various limitations, qualifications, and assumptions set forth in the opinions, as to the fairness from a financial point of view of the consideration offered.

A summary of each opinion, including information on the analyses performed, will be included in the joint proxy statement.

Additionally, as part of the transaction, REIT II’s Special Committee will have the right to actively solicit alternative proposals for 30 days following the execution of the merger agreement. This process provides additional assurance to our shareholders that they are receiving a fair value in this transaction.

Moving to SLIDE 8, we will now discuss the many strategic benefits of the transaction.

This merger of highly complementary portfolios will create a $6.3 billion internally-managed REIT that owns and operates 323 grocery-anchored shopping centers comprising 36.7 million square feet located across 33 states.

Given the combined portfolio’s enhanced size, scale, and financials, the company will have improved access to the capital markets, which can be used to support strategic investments to drive future growth opportunities.

Most critically, the greater scale and an internal management structure will significantly enhance REIT II shareholders’ prospects for a liquidity event, as these features result in better valuations in the public equity markets as compared to small and externally-managed REITs. In fact, Externally-advised REITs trade, on average, at a 10 to 15% discount to internally-managed REITs.

It is also important to note that REIT II will not pay any internalization or disposition fees in connection with the transaction.

Further, the advisory agreement between REIT II and PECO will be terminated, meaning REIT II will no longer pay any acquisition, asset management, or disposition fees to PECO. To put this into context, during 2017, REIT II paid $13.9 million in advisory fees to PECO. These fees will be eliminated going forward.

By integrating with PECO, REIT II shareholders will benefit from an improved growth profile, as PECO’s third-party investment management business provides additional avenues for potential future growth.

This transaction is anticipated to be accretive to REIT II FFO on a run-rate basis after 2018. Additionally, we estimate that the pro forma FFO for the combined company would have been approximately 105% of total distributions for Q1 2018, which is a meaningful improvement from 95% for stand-alone REIT II prior to the merger.

Post transaction, our pro-forma leverage ratio will improve, and our balance sheet will be well positioned for future growth as Devin will explain in more detail in a few minutes.

Among the operational benefits of this transaction, we anticipate a smooth, efficient integration process as PECO has acquired and managed each REIT II property from day one. As such, the PECO team is intimately familiar with each market, each property, and their tenants. Operational efficiencies will come from the consolidation and simplification of our reporting and corporate structure, and removing or reducing certain duplicative external costs.

To summarize, this transaction better positions the combined company for a full cycle liquidity event with its increased size, scale, and simplified operating structure.

Liquidity is top of mind for our management and board of directors as we continue to be significant investors alongside each of you – management will be the combined company’s largest investor for that matter – and we are constantly evaluating the Company’s liquidity options.

On SLIDE 9, we’ve outlined a side-by-side comparison of portfolio metrics for REIT II and PECO.

As you can see, these are highly complementary companies with very similar attributes. The combined company will have an enterprise value of approximately $6.3 billion and will own 323 grocery-anchored shopping centers totaling 36.7 million square feet of gross leasable area, or GLA, located in 33 states. On a pro forma basis, occupancy will remain high at 94.0%, and our Annualized Base Rent, or ABR, per square foot for both total and inline spaces will also be comparable to our stand alone metrics. This represents opportunity for our shareholders to participate in the potential future growth from occupancy lift and the mark-to-market of future rents at renewal and releasing.

Additionally, we will achieve further diversification in our revenues as the percentage of ABR from our top 10 tenants will decrease to 31.9% compared to 33.6% before the transaction.

SLIDE 10 provides a map showing the overlap of PECO and REIT II properties. The combined company will own and operate properties in 33 states with a focus on the top 100 metro areas, or MSAs. As we look at the combined portfolio, approximately 38% of our properties are in top 25 MSAs, 57% in the top 50, and 75% in the top 100 MSAs.

We believe significant opportunity exists in these top 100 markets where we have found returns to be more attractive.

As we have said repeatedly over the years, the quality of the grocery-anchor is the single most important factor for success at a grocery-anchored property. Both REIT II and PECO own centers that are anchored by a leading grocer. As you can see on the left, our key tenants are nationally recognized grocers, including Kroger, Publix, Albertsons / Safeway, Ahold Delhaize, and Walmart.

I am excited about the many benefits that this merger creates for us. I will now turn the call over to our Chief Financial Officer, Devin Murphy, who will review the financial implications of the transaction.

Devin?

DEVIN MURPHY, CFO

Thank you, Jeff, and good morning everyone.

As Jeff has noted, there are several important and meaningful financial benefits as a result of this merger for our company.

SLIDE 11 outlines the benefits of the improved size and scale of the pro forma company created by the merger.

Size matters in the public equity capital markets. We have monitored the public REIT market for years and have observed that larger REITs tend to perform better and trade at higher valuations than smaller publicly traded REITs. Larger REITs have generally outperformed smaller REITs over the last 5 years, and larger REITs trade closer to NAV than smaller REITs. We believe there are many reasons for this outperformance, including the fact that larger REITs attract more dedicated, long-term investors and have access to a larger universe of potential investors and capital market opportunities. Also, larger REITs receive more coverage from research analysts who follow and better understand these companies and can help communicate their stories to investors.

As a result of the transaction, the combined company’s equity market cap will fall in the $3 billion to $5 billion range, where we observe the median REIT trading at a 1% premium to their Net Asset Value. This is a meaningful improvement to the $1 billion to $3 billion range, where stand-alone REIT II would fall, where we observe an average NAV discount of 10%.

We believe this merger will improve the market’s perspective of the pro forma company and will ultimately result in a better valuation for us in the public markets.

SLIDE 12 provides a history of PECO’s investment management business as well as its current growth initiatives.

Since 2000, PECO’s investment management business has successfully raised 11 third-party funds, across a variety of formats, totaling over $3.7 billion, including $1.1 billion for REIT II. The investment management business allows PECO to access different sources of capital and to choose among these sources based on availability and cost. The Great Recession taught us that capital sources can disappear in some channels and yet remain available in others. This business provides us many options for growth.

Currently, PECO is raising capital for Phillips Edison Grocery Center REIT III, Inc., its third public non-traded REIT, which became effective on May 8, 2018. This fund has the same strategic focus as REIT II and PECO and is targeting to raise $1.5 billion in equity. Additionally, PECO is exploring other possible vehicles with institutional investors to drive additional growth in PECO earnings. This transaction will allow REIT II shareholders to participate in this potential growth.

Turning to SLIDE 13 – On this slide, we show the pro forma company’s debt profile.

As illustrated, the combined company’s leverage will improve as the total debt to enterprise value will decrease to 42.5%, versus 42.9% for stand-alone REIT II.

Approximately 87% of the proforma company’s debt will be fixed-rate debt and 28.5% will be property secured debt.

As we look at our debt maturity schedule at the bottom of the slide, we believe our debt maturities are well laddered, and importantly, we expect the weighted-average maturity of the pro forma debt to increase from 3.2 years to 4.7 years. We continually assess our options to effectively extend our maturities and will take advantage of opportunities to enhance our maturity profile when available. It is important to note that only 10.9% of our debt matures in the next 18 months.

In summary, we believe the pro forma company has an appropriately leveraged, institutional-quality balance sheet with a capital structure that positions us well for the long-term, especially in a rising interest rate environment.

SLIDE 14

We began raising capital in REIT II in January of 2014, and we have delivered consistent cash flows to our investors.

Our investors have received regular monthly distributions, which, when added to the transaction consideration of $22.54 results in total value received by shareholders of $26.67 to $30.16 depending on the date of investment and DRIP participation. This translates to an equity multiple between approximately 1.1 times and 1.2 times. We are appreciative of your investment in REIT II, and we take our responsibility seriously to protect and grow your invested equity.

This completes our financial overview. I would like to turn the call back over to Mark Addy for an update on the Dividend Reinvestment Plan and the Share Repurchase Program.

MARK ADDY, PRESIDENT & COO

Thank you, Devin.

Please turn to SLIDE 15

As part of the transaction, we are required to temporarily suspend the Dividend Reinvestment Plan, or DRIP, as well as the Share Repurchase Plan, or SRP.

For those investors that are currently reinvesting their monthly distributions – you will receive July’s distribution, which will be paid on August 1st, in cash.

Clients’ accounts that are custodial-held will receive the distribution directly into their custodial account in cash.

Client’s accounts that are not held with a custodian will receive the distribution in the form of a physical check sent in the mail at their address of record.

Investors that are currently receiving their distributions in cash form will not be affected. Based on our current timeline, we believe the DRIP will resume for the September 1st distribution.

With regards to our stock repurchase program, Death, Disability and Incompetence requests, or DDI, REIT II will not make any repurchases for the month of July 2018.

The next DDI repurchase is expected to take place the following month, on August 31, 2018.

SRP paperwork must be on file and in good order by August 24, 2018 at 5:00pm Central Time. REIT II will honor all DDI requests that are on file and in good order ahead of that deadline.

As for standard requests, REIT II not will not make any repurchases for the month of July 2018. However, REIT II is expected to make a standard repurchase August 31, 2018 – again a delay of only one month.

SRP paperwork must be on file and in good order by August 24, 2018 at 5:00pm Central Time.

After the standard repurchase at the end of August, the next anticipated standard repurchase is expected to occur at the end of October 2018, unless the transaction closes before then.

Now, please listen closely as we have an important update on the share repurchase program.

Upon the close of the transaction, which we expect to be later in the fourth quarter of 2018, REIT II shareholders wishing to participate in the SRP thereafter will need to submit new paperwork to our transfer agent, DST, to be included in the next standard repurchase.

Even if an investor has a form on file that is in good order, a new form will be required after the transaction closes. To be included in the first repurchase after the close of the transaction, which is expected to be at the end of January 2019 assuming a fourth quarter closing date, all new forms must be on file and in good order with DST by January 24, 2019, at 5:00 p.m. Central time.

After the transaction closes, should the demand for redemptions exceed available funding, the combined company expects to make pro-rata redemptions.

Subsequent to that first repurchase expected for January 2019, standard SRP requests that are in good order and have not been fully executed (due to pro-rata redemptions), will remain on file for future redemptions. There will be no need to resubmit paperwork after each pro-rata redemption.

Upon the close of the transaction, the company will send each investor currently in the SRP queue a shareholder letter explaining the required changes, and a copy of the correspondence will be provided to each financial representative.

With that, I would like to turn the call back over to Jeff, to review the projected timeline, and again touch on the benefits of the transaction.

Jeff?

JEFF EDISON, CEO

Thanks Mark,

SLIDE 16 provides a projected timeline of the transaction. We expect to mail a joint proxy statement to both REIT II and PECO shareholders in September, where we will solicit your vote to approve the transaction. Your vote is very important, and we hope that you will see the many benefits of this merger and vote in favor of it.

Once we have received consents from our lenders and the shareholder vote, we will close the transaction. We expect the transaction will close in the fourth quarter of this year.

SLIDE 17 again reiterates the many strategic benefits of the transaction.

To summarize, we believe this transformative and strategic merger:

•	materially increases our scale while maintaining our exclusive grocery focus;

•	Internalizes management and increases our market prominence which actively positions the combined company for liquidity;

•	Is FFO accretive on a run-rate basis after 2018 and creates positive distribution coverage of 105% on a pro forma FFO basis;

•	Reduces our leverage ratio and maintains strong balance sheet which positions us for future growth;

•	Excludes any internalization or disposition fees, and terminates the asset management fees paid by REIT II.

These important benefits are all positive steps toward a full cycle liquidity event for both REIT II and PECO shareholders – which remains our top priority.

As we evaluate our liquidity options, a public listing is a high priority. Looking at the public markets, as of June 30, 2018, our public peers were trading at an average discount to NAV of 19%, which is improved from a 29% discount to NAV as of March 31, 2018.

We would like to see this positive momentum continue and the values of shopping center REITs get much closer to NAV. Though the public markets are improving for REITs in general, the material discount below net asset value that our peers are trading at is a real concern for us as we evaluate a potential liquidity event.

Completing this next step of our strategic plan enables us to be ready when the time comes to execute a full cycle liquidity event at an attractive valuation.

With that, I would like to express our appreciation for the continued support we receive from our shareholders, employees, agents, and importantly, our tenants.

We look forward to updating you with our second quarter 2018 results in a few weeks on August 8th. I continue to be very excited about the future opportunities that lie ahead for us.

Now, I would like to turn the call over to Michael Koehler, our Director of Investor Relations.

Michael?

MICHAEL - DIRECTOR OF INVESTOR RELATIONS

Thank you, Jeff.

Turning to Slide 18

I would like to remind today’s listeners that they are able to download today’s materials from our website at www.grocerycenterreit2.com/investors

Investors are encouraged to contact DST, our transfer agent, with transaction-related questions by calling 888-518-8073.

Advisors are encouraged to contact Griffin Capital Securities, with transaction-related questions by calling 866-788-8614.

Additionally, I can also be reached by emailing investorrelations@phillipsedison.com.

Thank you again for joining us on today’s call – the call has now concluded.

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